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                                                                     Exhibit 99t


Date: May 25, 1999

Zenith Electronics Corporation

Ladies and Gentlemen:

Permission is hereby given for the public disclosure, as part of Zenith's disclosures to the Securities and Exchange Commission, of the contents of the property summaries and value estimates for U.S. real estate performed by Insignia/ESG and Insignia/FC&S Commercial Group concerning Zenith's real property assets located in Glenview, Franklin Park and Melrose Park, Illinois; McAllen, Texas and Mexico which property summaries and value estimates are dated February, 1998.


INSIGNIA/ESG
INSIGNIA/FC&S COMMERCIAL GROUP

By: /s/ Steve Higdon